SUBSIDIARIES

OF

BMC INDUSTRIES, INC.

1.	Buckbee-Mears Europe GmbH
2.	BMC Industries Foreign Sales Corporation
3.	Buckbee-Mears Hungary Kft.
4.	Vision-Ease Lens, Inc.
5.	Vision-Ease Lens Azusa, Inc.
6.	Vision Ease Lens Limited
7.	Vision-Ease Canada, Ltd.
8.	P. T. Vision-Ease Asia, joint venture with P.T. Astron Lensindo Nusa
9.	Buckbee-Mears Holding Company B.V.
10.	Buckbee-Mears European Holding Company B.V.
11.	Buckbee-Mears Deutschland Holding GmbH
12.	Vision-Ease France SAS
13.	Vision-Ease Deutschland GmbH